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                                                                     EXHIBIT 8.2

                                 Vinson & Elkins
                                ATTORNEYS AT LAW

                              VINSON & ELKINS L.L.P
                              2300 FIRST CITY TOWER
                               1001 FANNIN STREET

                            HOUSTON, TEXAS 77002-6760

                            TELEPHONE (713) 758-2222
                               FAX (713) 758-2346

WRITER'S TELEPHONE                                                 WRITER'S FAX
    (713) 753-1050                                                (713) 615-5774

                                February 10, 1998

Hugoton Energy Corporation
310 North Main Street, Suite 1900
Wichita, Kansas 67202

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the merger of Chesapeake Acquisition Corp. ("Sub") with and into Hugoton Energy Corporation ("Hugoton"), as hereinafter described (the "Merger"). Our opinion is based upon (i) the Agreement and Plan of Merger, dated November 12, 1997, by and among Chesapeake Energy Corporation ("Parent"),Sub and Hugoton and Amendment No. 1 thereto dated February 9,1998 (together, the "Merger Agreement")(1), (ii) the facts set forth in the Joint Proxy Statement of Hugoton and Parent relating to the Merger (the "Proxy Statement"), and (iii) the representations as to the existence of certain facts set forth in Officer's Certificate dated February 10, 1998 (the "Representations"). Our opinion is expressly conditioned upon the initial and continuing accuracy of all of such facts, documents and Representations.

                                      FACTS

HUGOTON

     Hugoton is a Kansas corporation with its principal office at 310 North Main Street, Suite 1900, Wichita, Kansas 67202. Hugoton is an independent oil and gas company, maintains it books on an accrual method of accounting and uses the calendar year as its taxable year. As of November 11, 1997, the authorized capital stock of Hugoton consisted of (i) 100,000,000 shares of common stock, no par value per share, of which 19,838,574 shares were issued and outstanding and
(ii) 10,000,000 authorized shares of preferred stock, no par value per share, none of which have been issued.

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     1    Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
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Hugoton Energy Corporation
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February 10, 1998

PARENT

     Parent is an Oklahoma corporation with its principal office at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. Parent is an independent oil and gas company, maintains its books on an accrual method of accounting and uses a June 30 fiscal year. As of November 11, 1997, the authorized capital stock of the Parent consisted of (i) 100,000,000 shares of common stock, par value $.01 per share, of which 70,477,893 shares were issued and outstanding and (ii) 10,000,000 authorized shares of preferred stock, $0.01 par value per share, none of which have been issued.

PARENT SUB AND SUB

     Chesapeake Mid-Continent Corp. ("Parent Sub") is a domestic corporation, all of the issued and outstanding capital stock of which is owned by Parent. Sub is a Kansas corporation formed solely for the purpose of engaging in the Merger. Sub has not conducted any business or held any assets (except for a nominal amount of cash received in connection with the issuance of its original shares of stock). All of the issued and outstanding capital stock of Sub is owned by Parent Sub.

THE MERGER

     The Merger Agreement provides for the merger of Sub with and into Hugoton in accordance with the applicable provisions of the KCL. As a result of the Merger, at the Effective Time, the separate corporate existence of Sub shall cease, and Hugoton shall be the surviving corporation in the Merger.

     At the Effective Time and by virtue of the Merger, each share of Hugoton Common Stock will be converted automatically into the right to receive 1.3 shares of Parent Common Stock and each share of Sub stock will be converted automatically into stock of Hugoton.

     No certificates or script representing fractional shares of Parent Common Stock will be issued in connection with the Merger. Instead, such fractional shares will be aggregated and sold by the Exchange Agent, and the proceeds of such sale will be distributed to the holders of shares of Hugoton Common Stock otherwise entitled to receive a fraction of a share of Parent Common Stock.

     Under the KCL, Hugoton shareholders are not entitled to dissenter's rights.

                            STATEMENT OF AUTHORITIES

     Section 368(a)(1)(B) of the Code provides that the term "reorganization" includes the acquisition by one corporation, in exchange solely for all or part of its voting stock (or in exchange solely for all or part of the voting stock of a corporation that is in control of the acquiring corporation), of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such corporation.

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Hugoton Energy Corporation
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February 10, 1998

     In Revenue Ruling 74-565, 1974-2 Cum. Bull. 125, the Internal Revenue Service addressed the application of section 368(a)(1)(B) to a transaction similar to the Merger. In the ruling, P, a publicly traded corporation, owned all of the stock of S-1. S-1 owned all of the stock of S-2. S-2 merged with and into Y, a publicly traded corporation, with Y being the surviving corporation. Pursuant to the merger, the Y stock was exchanged for P stock and the S-2 stock was converted into Y stock with the result that Y became a wholly owned subsidiary of S-1. The ruling holds that the transitory existence of S-2 will be ignored and the transaction will be treated as an acquisition by S-1, in exchange solely for P voting stock (P being in control of S-1), of the stock of Y, which qualifies as a reorganization within the meaning of section 368(a)(1)(B) of the Code.

     Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock of another, and that in the case of a reorganization qualifying under section 368(a)(1)(B) if the stock is acquired for stock of a corporation in control of the acquiring corporation, the term also includes the controlling corporation. Section 368(c) provides that the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

     Section 368(a)(2)(F) of the Code provides generally that if two or more parties to a transaction described in section 368(a)(1) were investment companies (as defined in section 368(a)(2)(F)(iii) and (iv)) immediately before the transaction, then the transaction shall not be considered to be a reorganization with respect to any such investment company (and its shareholders) unless such investment company was a regulated investment company, a real estate investment trust, or a corporation which meets the requirements of section 368(a)(2)(F)(ii) of the Code. Section 368(a)(3) provides additional rules with respect to the reorganization of a corporation in a title 11 or similar case.

     Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation.

     Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

     Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

     Treas. Reg. Section 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest


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Hugoton Energy Corporation
Page 4
February 10, 1998

therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.(2)

     Treas. Reg. Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation or (ii) use a significant portion of the acquired corporation's historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business.

     In Revenue Procedure 77-37,1977-2 Cum. Bull. 568, the Internal Revenue Service published operating rules used in considering requests for rulings involving reorganizations. Section 3.02 of Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Treas. Reg. Section 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring corporation (or a corporation in control thereof) on the part of the former shareholders of the acquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization. Revenue Procedure 77-37, by its terms, does not define, as a matter of law, the lower limits of continuity of interest. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S.374 (1935); Helvering v. Minnesota Tea Co., 296 U.S.378 (1935); Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936); and United States v. Adkins-Phelps, Inc., 400 F.2d
737 (8th Cir. 1968).

     In Revenue Procedure 86-42, 1986-2 Cum. Bull. 722, the Internal Revenue Service set forth standard representations to be submitted as a prerequisite to the issuance of rulings on the tax consequences of a reorganization described in section 368(a)(1)(B) of the Code, which to the extent relevant are substantially the same as the representations set forth in the Representations. In Revenue Procedure 90-56, 1990-2 Cum. Bull. 639, the Internal Revenue Service stated that it will no longer issue advance rulings on whether a transaction constitutes a corporate reorganization within the meaning of section 368(a)(1)(B) of the Code, but did not revoke Revenue Procedure 86-42.

                                   CONCLUSION

     Based upon the facts and Representations referenced above, the authorities and ruling policies of the Internal Revenue Service discussed above as applied to those facts and

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     (2)   New Treasury regulations were recently adopted that address the continuity of interest requirement in reorganizations under section 368 of the Code. The new regulations, which generally permit post-reorganization dispositions of the acquiring corporation stock to parties that are unrelated to the acquiring corporation, are not applicable to transactions that were the subject of a binding contract executed before January 29, 1998. Accordingly, the new regulations do not apply to the Merger.

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Hugoton Energy Corporation
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February 10, 1998

Representations, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement and that there are no other relevant agreements, arrangements, or understandings among any of Parent, Parent Sub, Sub, Hugoton or the stockholders of Hugoton other than those described or referenced in the Merger Agreement or the Proxy Statement, it is our opinion that (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, (ii) Parent, Parent Sub and Hugoton will each be a party to that reorganization within the meaning of section 368(b) of the Code,
(iii) no gain or loss will be recognized for federal income tax purposes by Parent, Parent Sub, Sub or Hugoton as a result of the Merger, and (iv) except for cash in lieu of fractional shares of Parent Common Stock, no gain or loss will be recognized for federal income tax purposes by the stockholders of Hugoton to the extent they receive Parent Common Stock solely in exchange for Hugoton Common Stock pursuant to the Merger.

     In addition, in our opinion the description of the material federal income tax consequences of the Merger set forth under the heading "Certain Material U.S. Federal Income Tax Consequences" in the Proxy Statement is accurate and complete in all material respects and such discussion represents our opinion.

     We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, any transactions that are not specifically addressed in the foregoing opinion.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement that includes the Proxy Statement and to the reference to our Firm under the heading "Certain U.S. Federal Income Tax Consequences" in the Proxy Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,



                                           /s/ VINSON & ELKINS L.L.P.
                                               VINSON & ELKINS L.L.P.